Exhibit 99.B(d)(3)

INVESTMENT SUB-ADVISORY AGREEMENT
between
VICTORY CAPITAL MANAGEMENT INC.
and
PARK AVENUE INSTITUTIONAL ADVISERS LLC

AGREEMENT made effective as of the 29th day of July, 2016, by and between Park Avenue Institutional Advisers LLC, a Delaware limited liability company (the “Sub-Adviser”), and Victory Capital Management Inc., a New York corporation (the “Adviser”), on behalf of each Fund listed on Annex A (each a “Fund”), a separate series of Victory Variable Insurance Funds (the “Trust”), a Delaware statutory trust, individually and not jointly. This Agreement applies to each Fund as if it is the subject of a separate agreement.

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser provides each Fund, as a series of the Trust, investment advisory services pursuant to the terms and conditions of an investment advisory agreement (the “Advisory Agreement”), between the Adviser and the Trust, on behalf of each Fund and its other series;

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish investment sub-advisory services to the Funds, and the Sub-Adviser represents that it is willing and possesses legal authority to so furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.                                                Appointment.  The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to the Funds for the period and on the terms set forth in this Agreement.  The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.                                                Delivery of Documents.  The Adviser has delivered to the Sub-Adviser copies of each Fund’s currently effective Prospectus and Statement of Additional Information along with all amendments thereto through the date hereof, and will promptly deliver to it all future amendments and supplements thereto, if any, within five (5) business days after the date on which such amendments are made.  The Adviser shall furnish to Sub-Adviser the portions of all Prospectuses, Statements of Additional Information, proxy statements, information statements and marketing literature, which refer to the Sub-Adviser or the investment program for any of the Funds (except for materials that solely reference Sub-Adviser as a sub-adviser of the Fund) and are prepared by the Trust, employees or agents of the Adviser or its affiliates, in sufficient time prior to their first use to allow for the review contemplated by the next sentence.  Sub-Adviser shall submit to Adviser any reasonable changes to the information pertaining to the Sub-Adviser and stated in such materials within such time as is mutually agreed upon) after receipt thereof.  Delivery of documents, amendments, supplements and changes pursuant to this Section 2 may be done through any means permitted under Section 21 of this Agreement, or they may be done by electronic means as agreed upon between the Adviser and Sub-Adviser.

3.              Investment Sub-Advisory Services.

(a)                                 Management of the Funds.  The Sub-Adviser hereby undertakes to act as investment sub-adviser to each Fund with respect to that portion of the assets of the Fund that the Adviser allocates from time to time to the Sub-Adviser to manage (which portion may include any or all of the Fund’s assets) and shall not consult with any other subadviser of such Fund concerning transactions for the Fund in securities or other assets.

(b)                                 The Adviser agrees to provide the Sub-Adviser with such assistance as may be reasonably requested by the Sub-Adviser in connection with its activities under this Agreement, including, without limitation, information concerning each Fund, its funds available, or to become available, for investment and generally as to the conditions of the Fund’s affairs.

(c)                                  Should the Board of Trustees of the Trust (the “Board”) or the Adviser at any time make any determination, consistent with the Fund’s Prospectus and Statement of Additional Information, with respect to any investment policy, strategy or restriction of a Fund and notify the Sub-Adviser in writing thereof, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until notified that such determination has been revoked.

(d)                                 Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall regularly provide investment advice to each Fund and continuously supervise the investment and reinvestment of cash, securities and other property comprising the assets of the Fund that are allocated to the Sub-Adviser to manage and, in furtherance thereof, shall:

(i)                                     obtain and evaluate pertinent economic, statistical and financial data, as well as other significant events and developments, which affect the economy generally, the Fund’s investment program, and the issuers of securities included in the Fund’s investment portfolio and the industries in which they engage, or which may relate to securities or other investments which the Sub-Adviser may deem desirable for inclusion in a Fund’s investment portfolio;

(ii)                                  determine which issuers and securities shall be included in the Fund’s portfolio;

(iii)                               furnish a continuous investment program for the Fund;

(iv)                              in its discretion and without prior consultation with the Trust or the Adviser, buy, sell and otherwise trade any stocks, bonds and other securities and investment instruments on behalf of the Fund;

(v)                                 take, on behalf of the Fund, all actions the Sub-Adviser may deem necessary in order to carry into effect such investment program and the Sub-Adviser’s functions as provided above, including the making of appropriate daily trade and periodic reports to the Adviser and periodic reports to the Board;

(vi)                              vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund advised by Sub-Adviser may be invested in a manner that complies with the Trust’s proxy voting policies and procedures and, in the good faith judgment of the Sub-Adviser, best serves the interests of the Fund’s shareholders; maintain records of all proxies voted on behalf of the Fund; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(vii)                           provide such compliance reports, assessments and certifications from the Sub-Adviser’s Chief Compliance Officer as the Adviser or the Board reasonably may request;

(viii)                        provide the Trust and the Adviser with reasonable evidence that, with respect to activities on behalf of the Fund, the Sub-Adviser has maintained and is maintaining adequate errors and omissions insurance and fidelity bond coverage;

(ix)                              provide the Adviser and the Trust with such additional cooperation as may be reasonably requested in furtherance of the operation of the Fund and the regulatory requirements of the Fund and the Adviser; and

(x)                                 maintain the confidentiality of Trust information, other than as needed to conduct the business of the Fund or as may be required to be disclosed by applicable law or compelled by judicial or regulatory authority having competent jurisdiction, and exercise at least the same standard of care that it uses to protect its own confidential and proprietary information.

(e)                                  Covenants.  The Sub-Adviser shall carry out its investment advisory and supervisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in:  (i) each Fund’s Prospectus and Statement of Additional Information as revised, in effect and delivered to Sub-Adviser from time to time; (ii) the 1940 Act; (iii) other applicable laws; and (iv) such other investment policies, procedures and/or limitations as may be adopted by the Trust with respect to the Fund and provided to the Sub-Adviser in writing.  The Sub-Adviser agrees to use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the “Code”), except as may be authorized to the contrary by the Board.  The management of a Fund by the Sub-Adviser shall at all times be subject to the review of the Adviser and the Board.

(f)                                   Books and Records.  Pursuant to applicable law, the Sub-Adviser shall keep each Fund’s books and records required to be maintained by, or on behalf of, the Fund with respect to sub-advisory services rendered hereunder.  The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund’s request.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records of the Fund required to be preserved by such Rule.

(g)                                  Reports, Evaluations and other Services.  The Sub-Adviser shall furnish reports, evaluations, information or analyses to the Adviser and the Board with respect to each Fund and in connection with the Sub-Adviser’s services hereunder as the Adviser or the Board may reasonably request from time to time or as the Sub-Adviser may otherwise deem to be desirable.  The Sub-Adviser shall make recommendations to the Board with respect to Fund policies, and shall carry out such policies as are adopted by the Board.  The Sub-Adviser shall, subject to review by the Adviser and the Board, furnish such other services as the Sub-Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(h)                                 Purchase and Sale of Securities.  The Sub-Adviser shall place all orders for the purchase and sale of portfolio securities and otherwise effect investment transactions for and in the name of a Fund with brokers, dealers, futures commission merchants, swap dealers and other counterparties selected by the Sub-Adviser, which may include brokers, dealers or other parties affiliated with the Sub-Adviser to the extent permitted by the 1940 Act and the Trust’s policies and procedures applicable to the Fund. The Sub-Adviser may (1) open and maintain brokerage, futures, options and swap accounts of all types on behalf of and in the name of the Fund, and (2) enter into standard customer agreements with brokers, futures commission merchants, swap dealers and other counterparties in forms agreed to by the Fund in advance.  The Sub-Adviser may direct payments of cash, cash equivalents, securities and other property into such brokerage, futures, options and swap accounts as the Sub-Adviser deems desirable and appropriate. Subject to its obligation to seek best execution, the Sub-Adviser shall use its reasonable best efforts to seek to execute portfolio transactions at prices which, under the circumstances and over time, result in total costs or proceeds being the most favorable to the Fund.  In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to the Sub-Adviser, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In no event shall the Sub-Adviser be under any duty to obtain the lowest commission or the best net price for the Fund on any particular transaction, nor shall the Sub-Adviser be under any duty to execute any order in a fashion either preferential to the Fund relative to other accounts managed by the Sub-Adviser or otherwise materially adverse to such other accounts.

(i)                                     Selection of Brokers or Dealers.  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Sub-Adviser, the Funds and/or the other accounts over which the Sub-Adviser exercises investment discretion.  The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to accounts over which it exercises investment discretion.  The Sub-Adviser shall report to the Adviser and the Board regarding overall commissions paid by a Fund and their reasonableness in relation to their benefits to the Fund.  Any transactions for the Fund that are effected through an affiliated broker-dealer on a national securities exchange of which such broker-dealer is a member will be effected in accordance with Section 11(a) of the Exchange Act, and the regulations promulgated thereunder, including Rule lla2-2(T).  Each Fund hereby authorizes any such broker or dealer to retain commissions for effecting such transactions and to pay out of such retained commissions any compensation due to others in connection with effectuating those transactions.

(j)                                    Aggregation of Securities Transactions.  In executing portfolio transactions for a Fund, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other series of the Trust or its other clients if, in the Sub-Adviser’s reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Trust’s registration statement and the Fund’s Prospectus and Statement of Additional Information.  In such event, the Sub-Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Fund and such other clients.

4.                                                Representations and Warranties.

(a)                                 The Sub-Adviser hereby represents and warrants to the Adviser as follows:

(i)                                     The Sub-Adviser is a limited liability corporation duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

(ii)                                  The Sub-Adviser is registered as an investment adviser with the Securities and Exchange Commission (the “Commission”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed.  The Sub-Adviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

(iii)                               The Sub-Adviser at all times shall provide its best judgment and effort to the Funds in carrying out the Sub-Adviser’s obligations hereunder.

(iv)                              All representations and warranties made by the Sub-Adviser pursuant to this Paragraph 4 shall survive for the duration of this Agreement and the Sub-Adviser shall immediately notify, but in no event later than five (5) business days, the Adviser in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

(b)                                 The Adviser hereby represents and warrants to the Sub-Adviser as follows:

(i)                                     The Adviser is a corporation duly organized and in good standing under the laws of the State of New York and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

(ii)                                  The Adviser is registered as an investment adviser with the Commission under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions.  The Adviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

(iii)                               The Adviser at all times shall provide its best judgment and effort to the Sub-Adviser and the Funds in carrying out the Adviser’s obligations hereunder.

(iv)                              All representations and warranties made by the Adviser pursuant to this Paragraph 4 shall survive for the duration of this Agreement and the Adviser shall immediately notify, but in no event later than five (5) business days, the Sub-Adviser in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

5.                                                Mutual Representations, Warranties and Covenants.

(a)                                 Each party represents and warrants that it has adopted compliance policies and and procedures that are reasonably designed to prevent violations of federal securities laws, and has designated a Chief Compliance Officer.

(b)                                 Each party shall maintain and keep in place reasonable and adequate disaster recovery plans and systems in accordance with all applicable laws and regulations and shall regularly maintain and enhance such plans and systems to address the changing operational and risk environments.

(c)                                  All representations and warranties made by the parties pursuant to this Paragraph 5 shall survive for the duration of this Agreement, and, in the case of Paragraph 5(c), shall survive for any periods following termination of the Agreement during which the parties are required to maintain books and records pursuant to Rule 31a-2 under the 1940 Act. Each party shall immediately notify, but in no event later than five (5) business days, the other party in writing upon becoming aware that any of the foregoing representations and warranties of the notifying party are no longer true.

6.                                                Notifications to Adviser.

(a)                                 The Sub-Adviser shall promptly provide notice to the Adviser if it becomes the subject of an administrative proceeding or enforcement action by, or any non-routine inspection by, any governmental, administrative, or self-regulatory agency relating to (i) the Sub-Adviser’s management of, or otherwise relating to, the Fund or (ii) matters that an adviser would reasonably views as material to the Sub-Adviser’s ability to provide services to the Fund.  The Sub-Adviser shall promptly make available to the Adviser and to the Fund any deficiency letter, responses to deficiency letters, or similar communications or actions relating to the Fund or the Sub-Adviser’s services to the Fund.

(b)                                 The Sub-Adviser shall notify the Adviser in the event of a cybersecurity attack on any of its information systems, or other breach of its information systems, that may compromise the Fund, including its shareholders, or the

Adviser.

7.                                                Compensation.  As compensation for the services which the Sub-Adviser is to provide or cause to be provided pursuant to Paragraph 3, the Adviser shall pay to the Sub-Adviser out of the Adviser’s assets attributable to each Fund a fee, computed and accrued daily and paid in arrears within the first five (5) business days of every month, in an amount equal to the applicable percentage set forth on Annex A of all fees due from such Fund to the Adviser for such month under the Advisory Agreement prior to any reductions as a result of any voluntary or contractual fee waiver observed or expense reimbursement borne by the Adviser with respect to that Fund for such period; provided that the monthly fee due hereunder to the Sub-Adviser for a Fund shall be reduced in the same proportion as the fee due to the Adviser from that Fund for such period as a result of any voluntary or contractual fee waiver observed or expense reimbursement borne by the Adviser for that Fund to which Sub-Adviser has agreed. The fee to be paid to the Sub-Adviser shall be determined as of the close of business on each business day throughout the month, multiplied by the portion of that Fund’s assets allocated by the Adviser to the Sub-Adviser for investment during such month.  The Adviser shall not be required to make any payment hereunder in respect of services rendered by the Sub-Adviser relating to any Fund for any period unless and until the Adviser has received payment under the Advisory Agreement from such Fund for such period. At the request of the Adviser, for administrative convenience, some or all of such fee shall be paid directly by the Funds to the Sub-Adviser from fees payable to the Adviser under the Advisory Agreement.  However, neither the Trust nor the Funds shall be liable to the Sub-Adviser for the compensation of the Sub-Adviser.  The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

8.                                                Interested Persons.  It is understood that, to the extent consistent with applicable laws, members of the Board, officers and shareholders of the Trust are or may be or become interested in the Sub-Adviser as directors, officers or otherwise and that partners, officers and shareholders of the Sub-Adviser are or may be or become similarly interested in the Trust.

9.                                                Expenses.

(a)                                 As between the Sub-Adviser and the Funds, each Fund will pay for all of its expenses other than those expressly stated to be payable by the Sub-Adviser hereunder, which expenses payable by the Fund shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments, which the parties acknowledge might be higher than other brokers would charge when the Fund utilizes a broker which provides brokerage and research services to the Sub-Adviser as contemplated under Paragraph 3 above; (iii) fees and expenses of the Board members that are not employees of the Sub-Adviser; (iv) legal and audit expenses; (v) administrator, custodian, pricing and bookkeeping, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Fund’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders, unless otherwise required; (viii) all other expenses incidental to holding meetings of shareholders, including proxy solicitations therefor, unless otherwise required; (ix) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (x) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; (xi) insurance premiums for fidelity bonds and other coverage to the extent approved by the Board; (xii) association membership dues authorized by the Board; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party (or to which the Fund’s assets are subject) and any legal obligation for which the Trust may have to provide indemnification to the members of the Board and the Trust’s officers.

(b)                                 Notwithstanding the foregoing, the Sub-Adviser agrees to pay the Adviser or the Trust the cost of generating a prospectus supplement, including costs of preparation, filing, typesetting, printing, distribution and mailing of the supplement, if the Sub-Adviser (subsequent to the effective date of this Agreement) makes any changes that require prompt disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, to investment style or management, or otherwise (“Changes”), and at the time of notification of the Board and the Adviser by the Sub-Adviser of such Changes, the Fund is not generating a supplement for other purposes or the Fund or the Adviser does not wish to add such Changes to the pending supplement.  In the event two or more sub-advisers, if applicable, each require a supplement simultaneously, the expense of a combined supplement will be shared by them in an equitable manner determined by the Adviser.

(c)                                  In the event there is a proposed change of control of the Sub-Adviser that would terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, Sub-Adviser agrees to assume all reasonable costs associated with soliciting shareholders of the Fund to approve continuation of this Agreement.  Such expenses include the reasonable costs of preparation, filing, typesetting, printing, distribution and mailing of a proxy statement, and of soliciting proxies.

(d)                                 In the event that such a proposed change of control of the Sub-Adviser shall occur and the Fund is operating under an exemptive order issued by the Commission to the Trust or the Adviser with respect to the appointment of sub-advisers without the need for shareholder approval, the Sub-Adviser agrees to assume all reasonable costs and expenses associated with an information statement required by the exemptive order which may contain all information that would be included in a proxy statement.  Such expenses include the reasonable costs of preparation, filing, typesetting, printing, distribution and mailing of an information statement.

10.                                         References to Sub-Adviser.  The Sub-Adviser hereby grants to the Adviser and the Trust during the term of this Agreement the right and license to use the Sub-Adviser’s name and registered and unregistered trademarks, service marks and logos on websites, marketing literature, Prospectuses, Statements of Additional Information, shareholder reports, proxies, and in other materials solely for the purpose of disclosing and promoting the relationship between the parties to this Agreement.

11.                                         Non-Exclusive Services; Limitation of Sub-Adviser’s Liability.  The services of the Sub-Adviser to the Funds are not to be deemed exclusive and the Sub-Adviser may render similar services to others and engage in other activities.  The Sub-Adviser and its affiliates may enter into other agreements with the Funds and the Trust for providing additional services to the Funds and the Trust which are not covered by this Agreement, and to receive additional compensation for such services.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, or a breach of fiduciary duty with respect to receipt of compensation, neither the Sub-Adviser nor any of its partners, directors, officers, shareholders, agents, or employees shall be liable or responsible to the Adviser, the Trust, the Funds or to any Fund shareholder for any error of judgment or mistake of law or for any act or omission in the course of, or connected with, rendering services hereunder or for any loss suffered by the Adviser, the Trust, the Funds or any Fund shareholder in connection with the performance of this Agreement.  The Trust, on behalf of the Funds, may enforce any obligations of the Sub-Adviser under this Agreement and may recover directly from the Sub-Adviser for any liability it may have to the Trust or the Funds.

12.                                         Effective Date; Modifications; Termination.  This Agreement shall become effective as of the date first above written, provided that it shall have been approved by a majority of the outstanding voting securities of the Funds, in accordance with the requirements of the 1940 Act or any exemptive relief granted thereunder, or such later date as may be agreed by the parties following such shareholder approval.

(a)                                 This Agreement shall continue in force for two years from its effective date.  Thereafter, this Agreement shall continue in effect with respect to a Fund for successive annual periods, provided such continuance is specifically approved at least annually (i) by a vote of the majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval or (ii) by a vote of the Board or a majority of the outstanding voting shares of the Fund.

(b)                                 The modification of any of the non-material terms of this Agreement may be approved by a vote of a majority of those Board members who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(c)                                  Notwithstanding the foregoing provisions of this Paragraph 12, the Adviser may terminate this Agreement at any time on sixty (60) days’ prior written notice to the Sub-Adviser, without payment of any penalty.  The Sub-Adviser may terminate this Agreement at any time on ninety (90) days’ prior written notice to the Adviser, without payment of any penalty.  This Agreement shall terminate automatically in the event of its assignment.

(d)                                 In the event of termination of this Agreement, those paragraphs of the Agreement which govern the conduct of the parties’ future interactions with respect to the Sub-Adviser having provided investment management services to the Funds for the duration of the Agreement, including but not limited to paragraphs 3(d)(vi), 3(d)(vii), 3(d)(viii), 3(d)(ix), 3(f), 11, 13, 17 and 18 shall survive such termination of this Agreement.

13.                                         Limitation of Liability of Trustees and Shareholders.  The Adviser and the Sub-Adviser acknowledges the following limitation of liability:

The terms “Victory Portfolios” and “Trustees” refer, respectively, to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust Instrument, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware, such reference being inclusive of any and all amendments thereto so filed or hereafter filed.  The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Trust or the Fund must look solely to the assets of the Trust or Fund for the enforcement of any claims against the Trust or Fund.

14.                                         Certain Definitions.  The terms “vote of a majority of the outstanding voting securities,” “assignment,” “control,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act.  References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

15.                                         Independent Contractor.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent a Fund in any way or otherwise be deemed an agent of such Fund.

16.                                         Structure of Agreement.  For avoidance of doubt, the parties hereto agree:

(a)                                 any breach of any term of this Agreement regarding the Trust with respect to any Fund shall not create a right or obligation with respect to any other series of the Trust;

(b)                                 under no circumstances shall the Adviser have the right to set off claims relating to a Fund by applying property of any other series of the Trust; and

(c)                                  the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Funds and not to any other series of the Trust.

This Agreement is intended to govern only the relationships between the Adviser and the Sub-Adviser with respect to services provided to the Trust and the Funds, and (except as specifically provided above in this Paragraph 16) is not intended to and shall not govern (i) the relationship between the Trust and the Funds or (ii) the relationships among the Funds and any other series of the Trust.

17.                                         Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to conflicts of laws rules.  Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of New York, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

18.                                         JURY WAIVER. THE PARTIES, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, EACH KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

19.                                         Third-Party Beneficiaries.  No person other than the Fund, and each of the persons from time to time searving as a Trustee, officer, or agent of the Fund, the Adviser and the Sub-Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund any direct, indirect, derivative, or other rights against the Adviser or Sub-Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser or Sub-Adviser (including without limitation any fiduciary duty) to any person other than the Fund (including without limitation any shareholder in the Fund), all of which rights, benefits, duties, and obligations are hereby expressly excluded.

20.                                         Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

21.                                         Notices.  Notices of any kind to be given to the Adviser, the Funds or the Trust hereunder shall be in writing and shall be duly given if mailed or delivered to the Adviser (or, if applicable, to the Funds or the Trust c/o the Adviser) at 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144, Attention: Chief Financial Officer, with a copy to Christopher K. Dyer, or at such other address or to such individual as shall be so specified by the Adviser.  Notices of any kind to be given to the Sub-Adviser hereunder shall be in writing and shall be duly given if mailed or delivered to the Sub-Adviser at 7 Hanover Square, New York, New York 10004, Attention: Michael Cefole, President, with copies to Michael Bessel, Chief Compliance Officer and Richard Potter, Counsel.  Notices shall be effective upon delivery.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo
Name:	Michael D. Policarpo
Title:	Chief Financial Officer

PARK AVENUE INSTITUTIONAL ADVISERS LLC

By:	/s/ Douglas Dupont
Name:	Douglas Dupont
Title:	President

Annex A

Funds / Fee Schedule

Set forth below are the specific percentages that apply to each Fund in calculating the compensation to be paid to the Adviser under Section 7 of this Agreement

Fund	Fee
Victory High Yield VIP Series	28%